Exhibit 99.1



              THERMOGENESIS CORP. ANNOUNCES THIRD QUARTER RESULTS

   Company Achieves Record Revenues of $3.4 Million Led By BioArchive(R) Sales
                       Third Quarter Gross Profit Doubles

Rancho Cordova, California (May 12, 2004) - THERMOGENESIS CORP. (Nasdaq: KOOL) today announced results for its third quarter of fiscal 2004. Net revenues for the quarter ended March 31, 2004 increased 17% to $3,367,000, compared to $2,886,000 for the third quarter of fiscal 2003. For the nine months ended March 31, 2004 the Company's net revenues increased 10% to $8,010,000 compared to $7,289,000 for the first nine months of the prior year. The gross profit for the third quarter doubled to $1,167,000 or 35% of net revenues compared to $511,000 or 18% for the third quarter ended March 31, 2003. For the nine months ended March 31, 2004, the gross profit increased to $2,558,000 or 32% compared to $1,279,000 or 18% for the first nine months of the prior year.

Our net loss for the quarter ended March 31, 2004, was $1,218,000 or $0.03 per basic and diluted share compared to a $1,666,000 net loss of $0.05 per basic and diluted share for the quarter ended March 31, 2003. For the nine months ended March 31, 2004, the net loss was $3,680,000 or $0.09 per basic and diluted share, a decrease from $4,612,000 or $0.13 per basic and diluted share for the nine months ended March 31, 2003.

The Company posted it's highest quarterly revenues since it's inception, led by the BioArchive product line which generated $2.2 million in revenues for the quarter ended March 31, 2004, an increase of $500,000 or 32% over the third quarter of last year. The increase was primarily generated from sales of BioArchive devices which is due to the infusion of government funding in Japan and the expansion of our technology which resulted in new product sales into new countries such as Scotland and Turkey.

"The increase in the gross profit margin is the result of higher average selling prices for BioArchive devices and ThermoLine freezers and the volume increase of the BioArchive product line as a percentage of total Company revenues. The products in the BioArchive product line have a higher gross profit margin than the other product lines" stated Kevin Simpson, President and Chief Operating Officer.

In addition to the improvements in the Statements of Operations, the Company's balance sheet was further strengthened upon completion of an equity financing during the third quarter of fiscal 2004 which generated $9.8 million in net proceeds. "We are extremely pleased with our improved financial condition and resources" stated Philip Coelho, Chief Executive Officer. The Company reported a cash balance of $18 million and working capital of $20.9 million at March 31, 2004 compared to $6.8 million of cash and $10.1 million of working capital at June 30, 2003.

Company Conference Call
Management will host a conference call today, May 12, 2004 at 11:00 am PDT to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or
(412) 858-4600 outside the U.S and giving the conference name "THERMOGENESIS". Participants are asked to call the assigned number approximately five (5) minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 858-1440 outside the U.S. and entering the following account number: 019 and the following conference number:
343945.

About ThermoGenesis Corp.
After extensive research, ThermoGenesis Corp's technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as a critical enabling technology for the processing and cryogenic archiving of stem cells for transplant. The CryoSeal(R) FS System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. ThermoGenesis Corp. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:
                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100
                 or visit the web site at www.thermogenesis.com

                               THERMOGENESIS CORP.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                         Three Months Ended                         Nine Months Ended
                                                              March 31,                                 March 31,
                                                      2004                2003                  2004                2003
                                                  -----------          ----------            ----------          ---------

Net revenues                                      $3,367,000          $2,886,000            $8,010,000          $7,289,000

Cost of revenues                                   2,200,000           2,375,000             5,452,000           6,010,000
                                                  -----------          ----------            ----------          ---------
    Gross profit                                   1,167,000             511,000             2,558,000           1,279,000
                                                  -----------          ----------            ----------          ---------

Expenses:

  Selling, general and administrative              1,341,000           1,386,000             3,762,000           3,755,000

  Research and development                         1,057,000             795,000             2,504,000           2,183,000
                                                  ----------           ----------            ---------           ---------

    Total operating expenses                       2,398,000           2,181,000             6,266,000           5,938,000

Interest and other income, net                        13,000               4,000                28,000              47,000
                                                  ----------           ----------            ---------           ---------

Net loss                                         $(1,218,000)        $(1,666,000)          $(3,680,000)        $(4,612,000)
                                                 ============        ============          ============        ============

Basic and diluted net loss per common share           ($0.03)             ($0.05)               ($0.09)             ($0.13)
                                                 ============        ============          ============        ============

Shares used in computing per share data           42,742,891          36,570,697            40,822,944          35,700,791
                                                 ============        ============          ============        ============

                               THERMOGENESIS CORP.
                            Condensed Balance Sheets
                                   (Unaudited)

                                                  March 31,          June 30,
                                                    2004               2003
ASSETS
Current assets:
  Cash and cash equivalents                      $18,070,000        $6,815,000
  Accounts receivable, net                         2,163,000         2,014,000
  Inventories                                      2,910,000         2,650,000
  Other current assets                               697,000           820,000
                                                 -----------        ----------
      Total current assets                        23,840,000        12,299,000

Equipment, net                                       844,000           442,000

Other assets                                          49,000            50,000
                                                 -----------        ----------

                                                 $24,733,000       $12,791,000
                                                 ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $ 1,544,000       $ 1,165,000
  Other current liabilities                        1,388,000         1,008,000
                                                 -----------       -----------

      Total current liabilities                    2,932,000         2,173,000

Long-term obligations and note payable                27,000            44,000

Stockholders' equity                              21,774,000        10,574,000
                                                 -----------       -----------

                                                 $24,733,000       $12,791,000
                                                 ===========       ===========